Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

TO:    Seawright Holdings, Inc.

As independent registered certified public accountants, we hereby consent to the inclusion in the foregoing Form SB-2 amendment No. 1, Registration Statement of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 14, 2007 relating to the consolidated financial statements of Seawright Holdings, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RBSM LLP

McLean, Virginia
October 17, 2007